Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Advisory Board Company Amended and Restated 2009 Stock Incentive Plan of our reports dated March 4, 2015, with respect to the consolidated financial statements and schedule of The Advisory Board Company and subsidiaries and the effectiveness of internal control over financial reporting of The Advisory Board Company and subsidiaries, included in its Transition Report (Form 10-K) for the nine months ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

June 16, 2015